EXHIBIT 99.1

OGX-011 Shows Overall Survival Advantage in Prostate Cancer Compared to
Standard Therapy in a Randomized Phase 2 Study

Wednesday December 3, 6:00 am ET

First line trial currently shows median overall survival of 27.5 months for OGX-011 in combination with docetaxel and prednisone and a 16.9 months overall survival for docetaxel and prednisone alone.

Achievement of survival benefit milestone results in release of all remaining escrowed shares of OGXI.

BOTHELL, WA and VANCOUVER, – Dec. 3/PRNewswire-FirstCall/ - OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI - News) today announced positive survival results from a randomized Phase 2 clinical trial of OGX-011 in combination with docetaxel and prednisone (“the OGX-011 arm”) compared to docetaxel and prednisone alone (“the control arm”) for first-line treatment of metastatic castrate resistant prostate cancer. The current 10.6 month median overall survival advantage observed in the OGX-011 arm represents an increase over the median survival observed in the control arm. Docetaxel was approved by the FDA based on a survival advantage of 2.4 months over mitoxantrone.

Based on the median overall survival advantage, the Board of Directors of OncoGenex Pharmaceuticals has approved the release of all of the remaining shares held in escrow pursuant to agreements related to Sonus Pharmaceuticals' merger with OncoGenex Technologies described in its Proxy Statement filed with the SEC on July 3, 2008. The escrow agreements provided for the release of 50% of the original number of shares held in escrow following the demonstration of at least a two-month improvement in survival in the OGX-011 arm as compared to the control arm. All milestone shares have now been released from escrow; as of December 3, 2008 there are 5,513,643 shares outstanding.

The trial was conducted and data were analyzed by the National Cancer Institute of Canada, Clinical Trials Group and was supported by a grant from the NCI-Canada with funding from the Canadian Cancer Society. Previous results regarding the primary endpoint analysis (PSA response) were presented at the Annual Meeting of the American Society of Clinical Oncology (ASCO) on June 2, 2007.

The study randomized 82 patients with metastatic or locally recurring prostate cancer refractory to hormone therapy. The median survival was 27.5 months for the patients in the OGX-011 arm and 16.9 months for those in the control arm. Results currently indicate that patients in the OGX-011 arm have a death rate approximately 40% lower than patients in the control arm. The current results are based on study data with a median follow-up of approximately 30 months for both arms. Additional survival updates are needed before a mature median survival for the OGX-011 arm can be reported. Based on the current results, OncoGenex has calculated that the final median survival for patients in the OGX-011 arm can not be lower than 22.7 months.

An abstract presenting the mature results is planned to be submitted to the American Society of Clinical Oncology (ASCO) meeting.

About OncoGenex Pharmaceuticals

OncoGenex Pharmaceuticals is a biopharmaceutical company committed to the development and commercialization of new therapies that address unmet needs in the treatment of cancer. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OGX-011, the lead candidate currently completing five Phase 2 clinical studies in prostate, lung and breast cancers, is designed to inhibit the production of a specific protein associated with treatment resistance; OGX-427 is in Phase 1 clinical development; SN2310 has completed enrollment in a Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development. More information is available at www.oncogenex.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning the potential survival benefit of OGX-011, anticipated clinical development activities, timing of these activities, the ability of future trials to demonstrate clinical benefit and the potential for regulatory approvals. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, the possibility that any benefit in patient survival will not be maintained or will become less substantial as patient survival follow up continues, risks that clinical trials will not be successful or confirm earlier clinical trial results, including the risk that the survival benefit will not be confirmed by a Phase 3 clinical trial, risks associated with obtaining funding from third parties or completing a financing necessary to support the costs and expenses of a Phase 3 clinical trial, the timing and costs of clinical trials and regulatory approvals will be different than management currently anticipates, risks relating to the development, safety and efficacy of therapeutic drugs and potential applications for these products and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2007 and its most recently filed Quarterly Report on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.